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                                                                    EXHIBIT 3.2


N.Y.S. DEPARTMENT OF STATE
DIVISION OF CORPORATIONS AND STATE RECORDS                ALBANY, NY 12231-0001

                                FILING RECEIPT

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ENTITY NAME: S.M.A. REAL TIME INC.


DOCUMENT TYPE: CERTIFICATE OF AMENDMENT (DOM BUSINESS)             COUNTY: NEWY
                   STOCK

SERVICE COMPANY: SERVICO                                       SERVICE CODE: 35

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FILED: 10/19/1998 DURATION:*************
                                       CASH #:981019000243  FILM #:981019000238
ADDRESS FOR PROCESS
-------------------





REGISTERED AGENT
----------------




STOCK:   1000000   PV         .0001000           [LOGO]

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FILER                   FEES          85.00   PAYMENTS             85.00
-----                   ----                                     ---------
                        FILING   :    60.00   CASH   :              0.00
CHARLES W. WEISS        TAX      :    0.00    CHECK  :              0.00
84 WOOSTER AVENUE       CERT     :    0.00    BILLED :             85.00
                        COPIES   :    0.00
NEW YORK, NY 10012      HANDLING :    25.00
                                              REFUND :              0.00
                                              ------
===============================================================================

                                                            DOS-1025    (11/89)



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                   CERTIFICATE OF AMENDMENT

                           OF THE

                CERTIFICATE OF INCORPORATION

                             OF

                     S.M.A. REAL TIME INC.

         Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

     (1) The name of the corporation is:

                     S.M.A. REAL TIME INC.

     (2) The certificate of incorporation was filed by the Department of State on the 26th day of May, 1993.

     (3) The certificate of incorporation is hereby amended to effect the following change(s):

     To increase the number of shares that the corporation is authorized to issue and to change the par value of the shares, as set forth in the fifth paragraph.

     Currently the corporation is authorized to issue 200 shares at no par value, of which 100 are issued and 100 are unissued. The issued shares are changed at the rate of 10 new shares for each one issued share. As a result there shall be 1,000 shares at $.0001 par value issued. The unissued shares are changed at the rate of 9,000 new shares for each one unissued share. As a result there shall be 900,000 shares at $.0001 par value unissued. In order to accomplish the foregoing, paragraph fifth shall be amended to read as follows:

     FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is 1,000,000 at $.0001 par value.

     (4) The above amendment to the certificate of incorporation was authorized by vote of the board of directors followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon.

     IN WITNESS WHEREOF, this certificate has been subscribed by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

DATED: October 16, 1998
       ----------------

s/Michael Morrisey                      s/David Satin
------------------                      --------------------
Michael Morrisey, President             David Satin, Secretary


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                   CERTIFICATE OF AMENDMENT

                           OF THE

                CERTIFICATE OF INCORPORATION

                             OF

                     S.M.A. REAL TIME INC.

         Under Section 805 of the Business Corporation Law

FILER:

CHARLES W. WEISS
84 WOOSTER AVENUE
NEW YORK, NY 10012